Exhibit (d)(3)

INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT

GE INVESTMENTS FUNDS, INC.

HIGH YIELD FUND

GE ASSET MANAGEMENT INCORPORATED

Agreement made as of September 15, 2008 between GE ASSET MANAGEMENT INCORPORATED (“GEAM”) and GE INVESTMENTS FUNDS, INC. (the “Company”) on behalf of its High Yield Fund (the “Fund”).

RECITALS

The Company is an open-end investment management company incorporated under the laws of the Commonwealth of Virginia on May 14, 1984 and registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company, organized as a series company as defined in Rule 18f-2 under the 1940 Act, currently has two classes of Capital Stock outstanding, each representing an interest in a different investment portfolio of the Company. The Fund is one such portfolio.

GEAM is a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

The Company wishes to retain GEAM to serve as investment adviser and administrator to the Fund and GEAM wishes to serve in this capacity.

Section	1. Appointment

The Company hereby appoints GEAM as investment adviser and administrator with respect to the Fund’s assets for the period and on the terms set forth in this Agreement. GEAM accepts this appointment and hereby agrees to render the services herein set forth for the compensation herein provided.

Subject to the approval of the Company’s board of directors (the “Board”) and to other applicable legal requirements, GEAM may enter into any advisory or sub-advisory agreement or contract with another affiliated or unaffiliated entity pursuant to which such entity will carry out some or all of GEAM’s responsibilities listed herein (“sub-adviser”).

Section	2. Services as Investment Adviser and Administrator

(a) Subject to the oversight and supervision of the Board, GEAM agrees to provide a continuous investment program for the Fund’s assets, including investment research and management. GEAM will determine from time to time what investments will be purchased, retained or sold by the Fund. GEAM will place purchase and sale orders for the Fund’s investments. GEAM will provide services under this Agreement in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Company’s current Registration Statement on Form N-1A, as amended from time to time (the “Registration Statement”).

(b) The Company has furnished or will furnish GEAM with copies of the Registration Statement, its articles of incorporation and by-laws as currently in effect and agrees during the continuance of this agreement to furnish GEAM with copies of any amendment or supplements thereto before or at the time such amendments or supplements become effective. GEAM may rely on all documents furnished to it by the Company.

(c) Subject to the oversight and supervision of the Board, GEAM agrees to serve as administrator to the Company and the Fund and, in this capacity, will: (i) insure the maintenance of the books and records of the Fund (including those required to be maintained or preserved by Rules 31a-1 and 31a-2 under the 1940 Act); (ii) prepare reports to shareholders of the Fund, (iii) prepare and file tax returns for the Fund, (iv) assist with the preparation and filing of reports and amendments and supplements to the Registration Statement with the Securities and Exchange Commission (the “Commission”), (v) provide appropriate officers for the Company, including a Secretary or Assistant Secretary, (vi) provide administrative support necessary for the Board to conduct meetings, and (vii) supervise and coordinate the activities of other service providers, including independent auditors, legal counsel, custodians, accounting service agents, and transfer agents.

(d) GEAM will, at its own expense, maintain sufficient staff, and employ or retain sufficient personnel and consult with any other persons that it determines may be necessary or useful to the performance of its obligations under this agreement.

(e) GEAM will keep the Company informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Company from time to time with whatever information and reports that the Board reasonably requests as appropriate for this purpose.

(f) To the extent GEAM delegates some or all of its responsibilities listed herein to a sub-adviser or sub-advisers, GEAM agrees to: (i) furnish advice and recommendations to the Fund and the Board with respect to the selection and continued employment of the sub-adviser(s) to provide investment advisory services for the portion of the Fund’s portfolio specified by GEAM and on terms and conditions, including but not limited to the compensation payable to such sub-adviser(s), approved in the manner provided by applicable law and any exemptive order to which the Company or GEAM is subject; (ii) direct the allocation of the Fund’s assets (or no assets) to any such sub-adviser based on GEAM’s view of the securities market and the relative performance, strategy, style, outlook and other considerations related to the sub-adviser; (iii) supervise the investments and other transactions made by any such sub-advisers on behalf of the Fund for compliance and allocation purposes, subject to the ultimate supervision and direction of the Board; (iv) supervise the cash flows into and out of the Fund for purposes of determining the level of cash and cash equivalents the Fund should maintain and how to allocate those cash flows among any sub-advisers and the assets managed by them; and (v) supervise the actions of any sub-adviser(s) with respect to voting proxies for the Fund and responding to other corporate actions related to the Fund’s portfolio holdings, complying with the proxy voting policies of the Fund, filing Section 13 ownership reports for the Fund, and other actions taken by them on behalf of the Fund as specified from time to time by GEAM.

Section	3. Selection of Investments on Behalf of the Fund.

Unless otherwise set forth in the Registration Statement or directed by the Company, GEAM will, in selecting brokers or dealers to effect transactions on behalf of the Fund, select the best overall terms available. In so doing, GEAM may consider the breadth of the market on the investment, the price of the security, the size and difficulty of the order, the willingness of the broker or dealer to position, the reliability, financial condition and execution and operational capabilities of the broker or dealer, and the reasonableness of the commission or size of the dealer’s “spread”, if any, for the specific transaction and on a continuing basis. GEAM may also consider brokerage and research services provided to the Fund and or other accounts over which GEAM or its affiliates exercise investment discretion. The Company recognizes the desirability of GEAM’s having access to supplemental investment and market research and security and economic analyses provided by brokers and that those brokers may execute brokerage transactions at a higher cost to the Company than would be the case if the transactions were executed on the basis of the most favorable price and efficient execution. The Company, thus, authorizes GEAM, to the extent permitted by applicable law and regulations, to pay higher brokerage commissions or dealer spreads for the purchase and sale of securities for the Fund to brokers who provide supplemental investment and market research and security and economic analyses, subject to GEAM’s determining in good faith that such commissions are reasonable in terms either of the particular transaction or of the overall responsibility of GEAM to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. In no instance will portfolio securities be purchased from or sold to GEAM, or any affiliated person thereof or any investment advisory client thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

In any case in which there are two or more sub-advisers responsible for providing investment advice to the Fund, GEAM may enter into a transaction on behalf of the Fund with a sub-adviser of the Fund (or an affiliated person of such sub-adviser) in reliance on Rule 10f-3, Rule 17a-10, or Rule 12d3-1 under the 1940 Act, only if (i) GEAM is responsible for providing investment advice with respect to a portion of the portfolio of the Fund, the assets of which portion are involved in the contemplated transaction, (ii) the sub-adviser is responsible for providing investment advice with respect to a separate portion of the portfolio of the Fund, and (iii) GEAM may not consult with the sub-adviser concerning the contemplated transaction, other than for purposes of complying with Rule 10f-3, Rule 17a-10 or Rule 12d3-1 under the 1940 Act.

Section	4. Costs and Expenses.

GEAM will bear the cost of rendering the services it is obligated to provide under this Agreement and will provide the Company with all executive, administrative, clerical and other personnel necessary for the investment and administrative operations of the Fund and will pay salaries and other employment-related costs of employing these persons. GEAM will furnish the Company and the Fund with office space, facilities, and equipment and will pay the day-to-day expenses related to the operation of such space, facilities and equipment.

The Company or the Fund shall be responsible for paying all expenses that each may incur in its operation and all of the general administrative expenses allocable to each except those expressly assumed by GEAM above. These include, by way of description and not of limitation, any share redemption expenses, shareholder servicing costs (including allocable personnel and telephone expenses), the expenses of any shareholder servicing plan and/or distribution plan adopted by the Board pursuant to Rule 12b-1 under the 1940 Act, the costs of custody, transfer agency and recordkeeping services in connection with the Fund; brokerage fees and commissions; taxes; registration costs of the Fund and its shares under Federal and state securities laws; the cost and expense of printing, including typesetting and distributing of a prospectus describing the Fund and supplements to that prospectus to regulatory authorities and the Fund’s shareholders; all expenses incurred in conducting meetings of the Fund’s shareholders and meetings of the Board relating to the Fund, including fees paid to members of the Board who are not interested persons of the Company; all expenses incurred in preparing, printing and mailing proxy statements and reports to shareholders of the Fund; fees and travel expenses of members of the Board or members of any advisory board or committee who are not interested persons of the Company; all expenses incident to any dividend, withdrawal or redemption options provided to Fund shareholders; charges and expenses of any outside service used for pricing the Fund’s portfolio securities and calculating the net asset value of the Fund’s shares; fees and expenses of legal counsel, including counsel to the members of the Board who are not interested persons of the Company, and independent auditors; membership dues of industry associations; interest on Fund borrowings; postage; insurance premiums for coverage of property or personnel (including officers and Directors) of the Company; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification relating thereto); and all other costs of the Fund’s operations.

Section	5. Compensation.

In consideration of services rendered and the expenses paid by GEAM pursuant to this Agreement, the Company will pay GEAM at the beginning of each calendar month a fee that is accrued daily at the annual rate of 0.60% of the value of the Fund’s average daily net assets for the previous month. For the purpose of determining fees payable to GEAM under this Agreement, the value of the Fund’s net assets will be computed in the manner described in the Registration Statement.

Section	6. Services to Other Companies or Accounts.

(a) The Company understands and acknowledges that GEAM now acts and will continue to act as investment manager or adviser to various fiduciary or other managed accounts (“Other Accounts”) and the Company has no objection to GEAM’s so acting, so long as that when the Fund and any Other Account served by GEAM are prepared to invest in, or desire to dispose of the same security, available investments or opportunities for sales will be allocated in a manner believed by GEAM to be equitable to the Fund and the Other Account. In addition, the Company understands and acknowledges that GEAM may, to the extent permitted by applicable laws and regulations, aggregate securities to be sold or purchased for the Company with those to be sold or purchased for Other Accounts so long as the securities purchased or sold, as well as the expenses incurred in the transaction, are allocated in a manner believed by GEAM to be equitable to the Company and the Other Accounts. The Company recognizes that, in some cases, the above procedures may adversely affect the price paid or received by the Fund or the size of the position obtained or disposed of by the Fund.

(b) It is agreed that GEAM may use any supplemental investment research and other services provided by brokers or dealer obtained for the benefit of the Fund or the Company in providing investment advice to Other Accounts.

(c) The Company understands and acknowledges that the persons employed by GEAM to assist in the performance of its duties under this Agreement will not devote their full time to that service and agrees that nothing contained in this Agreement will be deemed to limit or restrict the right of GEAM or any affiliate of GEAM to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

Section	7. Continuance and Termination of the Agreement.

(a) This Agreement will become effective as of the date hereof and will continue for an initial two-year term and will continue thereafter so long as the continuance is specifically approved at least annually (a) by the Board or (b) by a vote of a majority of the Fund’s outstanding voting securities, as defined in the 1940 Act, provided that in either event the continuance is also approved by a majority of the Directors who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on the approval.

(b) This Agreement is terminable without penalty, by the Company on not more than 60 nor less than 30 days’ written notice to GEAM, by vote of holders of a majority of the Fund’s outstanding voting securities, as defined in the 1940 Act, or by GEAM on not more than 60 nor less than 30 days’ notice to the Company.

(c) This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act or in rules adopted under the 1940 Act).

Section	8. Limitation of Liability.

GEAM will exercise its best judgment in rendering the services described in this Agreement, except that GEAM will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, other than a loss resulting from willful misfeasance, bad faith or gross negligence on the part of GEAM in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement or to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Any person, even though also an officer, director, employee or agent of GEAM, who may be or become an officer, Director, employee or agent of the Company, will be deemed, when rendering services to the Company or acting on any business of the Company, to be rendering services to, or acting solely for, the Company and not as an officer, director, employee or agent, or one under the control or direction of, GEAM even though paid by GEAM.

Section	9. Miscellaneous.

The Company recognizes that directors, officers and employees of GEAM and its affiliates may from time to time serve as directors, trustees, officers and employees of corporations, partnerships, group trusts and business trusts (including other investment companies) and that such other entities may include the initials “GE” or the words “General Electric” as part of their name, and that GEAM or its affiliates may enter into distribution, investment advisory or other agreements with such other corporations and trusts. If GEAM ceases to act as the investment adviser to the Company, the Company agrees that, at GEAM’s request, any license granted to the Company for the use of the initials “GE” will terminate and that the Company will cease and discontinue completely further use of such initials.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

GE INVESTMENTS FUNDS, INC.

By:	/S/ Michael J. Cosgrove
	Name:	Michael J. Cosgrove
	Title:	Chairman of the Board and President

GE ASSET MANAGEMENT INCORPORATED

By:	/S/ Matthew J. Simpson
	Name:	Matthew J. Simpson
	Title:	Executive Vice President